UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 3, 2005

(Date of Earliest Event Reported)

West Corporation

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-21771	47-0777362
(Commission File Number)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154
(Address of principal executive offices)

Registrant’s telephone number, including area code: (402) 963-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 3, 2005, InterCall, Inc., a wholly owned subsidiary of West Corporation (the “Company”), completed the acquisition (the “Acquisition”) of the conferencing-related assets of Sprint Communications Company L.P. (“SCC”), a wholly owned subsidiary of Sprint Corporation (“Sprint”). The Company and Sprint also entered into, among other arrangements, (i) a strategic alliance to jointly market and sell conferencing services and (ii) a telecommunications agreement through which the Company will purchase telecommunications services from Sprint.

The purchase price was $207 million in cash. The Company will also make additional future payments to Sprint based on customer revenues. The Company funded the acquisition with a combination of cash on hand and borrowings under its existing bank credit facility.

The conferencing services business acquired from Sprint provides audio, video and web-based conferencing products and services including premise based equipment marketed primarily for use in audio, video or web-based conferencing.

There are no material relationships between (i) SCC or Sprint and (ii) the Company or its affiliates, any director or officer of the Company or any associate of any such director or officer.

A copy of the Asset Purchase Agreement relating to the Acquisition and the press release reporting the closing of the Acquisition are attached hereto as Exhibits 2.1 and 99.1, respectively, and are incorporated by reference in their entirety.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit No.	Description of Exhibit
2.1	Asset Purchase Agreement, dated as of May 9, 2005, among InterCall, Inc., Sprint Communications Company L.P. and Sprint Corporation, solely with respect to certain sections thereof

99.1	Press release of the Company, dated June 3, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION
Dated: June 9, 2005	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer